Exhibit 99.1

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August 13, 2019

PG&E Names Utility Industry Veteran Andrew Vesey as Utility CEO and President

Recognized Leader in Safety, Innovation and Clean Energy Will Oversee Utility Operations

SAN FRANCISCO, Calif. — PG&E Corporation today announced that the Board of Directors of its main subsidiary, Pacific Gas and Electric Company (“PG&E” or the “Utility”), has appointed Andrew M. Vesey as Chief Executive Officer and President of the Utility. Vesey’s appointment will be effective August 19, 2019. He will report to the Board of the Utility, while working closely with and taking direction from PG&E Corporation CEO and President Bill Johnson.

In his role, Vesey will have responsibility for the Utility’s operations, including Safety, Electric Operations, Gas Operations, Generation (including Diablo Canyon Power Plant) and Customer Care.

“Andy is a focused and talented leader with the demonstrated experience to help PG&E improve our safety and operational performance, while also being a strong advocate for clean energy solutions. We have full confidence in Andy to lead change and deliver results across our safety and operational areas including electric, gas, generation and customer teams,” said PG&E Corporation CEO and President Bill Johnson.

“We welcome Andy to PG&E and look forward to him joining the team,” concluded Johnson.

Vesey brings more than 35 years of diverse utility industry experience to PG&E, including several roles as chief executive officer at major energy companies. His selection follows an exhaustive nationwide executive search process.

“Beginning day one, my primary focus areas are making sure that we’re safely operating our systems every day for our customers and communities, that we’re following all of the laws and rules that govern our work, and that we’re valuing the diversity of ideas and experiences of our employees to help us improve and innovate,” Vesey said.

Prior to joining PG&E, Vesey served as the Managing Director and Chief Executive Officer of Sydney-based AGL Energy Limited, an integrated Australian energy company serving about 3.7 million electric and natural gas customers and operating 20 percent of the country’s power generation capacity. As AGL’s top leader, Vesey committed to closing all of the company’s coal-fired generation by 2050.

Before AGL, he also served in a number of successively greater leadership roles at energy companies such as AES Corporation, where he was the Chief Operating Officer, and Entergy Corporation and Niagara Mohawk Power Corporation, both where he served as a senior leader. Vesey also spent a number of years as an energy industry consultant and leader at firms that included FTI Consulting and Ernst & Young. He also served as Managing Director and Chief Executive Officer of Melbourne-based CitiPower in Australia. Vesey began his career as a system planning engineer at Consolidated Edison in his native New York.

Vesey holds a Bachelor of Science in mechanical engineering and a Bachelor of Arts in economics both from Union College. He also earned a master’s degree in applied science from New York University.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to 16 million people in Northern and Central California. For more information, visit www.pge.com and www.pge.com/news.

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